Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS MARCH SALES; UPDATES EARNINGS GUIDANCE

HOUSTON, TX, April 10, 2003 - Stage Stores, Inc. (Nasdaq: STGS) today reported that comparable store sales for the five-week period ended April 5, 2003 decreased 15.6% as compared to the prior year five-week period ended April 6, 2002. Total sales decreased 12.5% to $73.0 million from $83.4 million in the prior year period.

Commenting on March's sales performance, Jim Scarborough, Chairman, President and Chief Executive Officer, stated, "We expected a sales decline in the low double-digit range as a result of the calendar shift in the Easter holiday. However, continuing sluggishness in the retail sector due to lingering uncertainty and anxiety over the economy and geopolitical events, coupled with the distraction associated with the start of the military conflict in Iraq, caused us to fall below our expectations, with our largest unfavorable variance from plan occurring during the last 10 days of the fiscal month."

Mr. Scarborough concluded, "In light of March's sales performance and our expectations of a continuing challenging retail environment in the near term, our current outlook is for comparable store sales for the first quarter to be down 6.0% to 8.0%. In the current sales environment, it has been difficult to maintain margins at planned levels. As such, we currently anticipate that our net income for the first quarter will be in a range of $13.8 million to $14.6 million, or earnings of $0.71 to $0.75 per diluted share using an estimated diluted share count of 19.5 million shares. You should note the estimated diluted share count is up from our previous guidance due to a higher average market price for our common stock over the preceding 30 days."

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Stage Stores Reports March Sales;
Updates Earnings Guidance

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2003	2002	2003	2002
February	(7.6)%	6.2%	$59.5	$62.5
March	(15.6)	14.2	73.0	83.4
1st Quarter-To-Date	(12.2)	10.7	132.5	145.9

The Company also reported that, during the fiscal month, it opened three new stores in Houston, Texas, two new stores in San Antonio, Texas and single locations in Bellmead, Texas, Baton Rouge, Louisiana and Bullhead City, Arizona. The Company also noted that it completed the relocation of its existing store in La Place, Louisiana during March. The La Place store was moved into a larger, remodeled location within the same retail center.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities throughout the south central United States. The Company currently operates a total of 362 stores in 13 states under the Stage, Bealls and Palais Royal names.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook and expectations for the first quarter of the 2003 fiscal year. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 12, 2002, in the Company's Quarterly Report on Form 10-Q as filed with the SEC on May 24, 2002 and other factors as may periodically be described in other Company filings with the SEC.

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